Exhibit 4.1

AMENDMENT TO CONVERTIBLE BRIDGE LOAN AGREEMENT

THIS AMENDMENT CONVERTIBLE BRIDGE LOAN AGREEMENT (this “Amendment”) is entered into as of the 27th day of February 2019 (“Effective Date”), by and between Todos Medical Ltd., an Israeli company (the “Company”), and the entities set forth on Schedule 1 attached hereto (the “Investors”).

WHEREAS, the Company and the Investors entered into a Convertible Bridge Loan Agreement dated February 27, 2019 (the “Agreement”); and

WHEREAS, the Company and the Investors desire to amend the Agreement as set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.       Agreement.

Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. All capitalized terms used herein shall have the meaning ascribed to them in the Agreement, unless defined otherwise herein.

2.       Prepayment

The following new Section 1.6 shall be added to the Agreement:

“1.6       Prepayment. In the event the Company prepays the Loan Principal and Interest prior to the Maturity Date, the Company shall pay an additional ten percent (10%) of the Loan Principal.”

3.       Additional Warrant Coverage

The following new Section 4.3 shall be added to the Agreement:

“4.3       In addition to the Warrant issued to each Investor pursuant to Section 4.1 of the Agreement, at the Closing, the Company shall deliver to each Investor a second Warrant (the “Second Warrant”) providing each Investor with a right to purchase such number Warrant Shares equal in value to twenty-five percent (25%) of such Investor’s Loan Principal, at an exercise price that is equal to 150% of the closing bid price of the Company’s Ordinary Shares on the day prior to the Closing. The Investor may exercise the Second Warrant at any time starting six (6) months following the Uplisting or the conversion of the Loan Principal, as applicable, and up to three (3) years thereafter.”

4. Entire Agreement.

This Amendment and the Agreement constitute the entire agreement and understanding between the parties with regard to the subject matter hereof and supersede any prior written or oral agreements. Any modifications to this Amendment or the Agreement must be in writing and signed by the authorized representatives of the Parties.

5.       Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF the parties have signed this Amendment to Convertible Bridge Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

The Company

Todos Medical Ltd.

Name: Herman Weiss
Title: CEO
Date: March 10, 2019

The Investors

YA II PN, LTD.		DPH Investments Ltd.
By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC	Name:
Its:	General Partner	Title:
Date:
By:
Name:
Title:

Zvi David Schnur		Gamliel Kagan

Name:		Name:	Gamliel Kagan
Date:		Date:

Joseph Schulman		Elliot Berkovits

Name:	Joseph Shulman	Name:	Elliot Berkovits
Date:		Date:

Boneh Chavurot LLC		BSD Investments

Name:		Name:
Title:		Title:
Date:		Date: